Exhibit 99.01

Golfsmith Announces Fourth Quarter Fiscal 2010 Results

AUSTIN, February 23, 2011 — Golfsmith International Holdings, Inc., (NASDAQ: GOLF) today announced financial results for the fourth quarter and fiscal year 2010 ended January 1, 2011.

Fourth Quarter Highlights:

•

Net revenues increased 14.2% to $72.9 million as compared to $63.9 million in the fourth quarter of 2009. Comparable store sales increased 6.4% while sales from the Company’s direct-to-consumer-channel increased 30.6%.

•

Operating loss totaled $5.2 as compared to a loss of $6.4 million in the fourth quarter of last year. Fourth quarter 2010 operating loss included $1.1 million in store closing, lease termination and asset impairment charges. Excluding these charges, operating loss totaled $4.1 million.

•

Net loss for the fourth quarter of fiscal 2010 totaled $5.7 million or $0.35 per share. This compares to a net loss of $6.3 million or $0.39 per share for the fourth quarter of fiscal 2009. Excluding store closing, lease termination and asset impairment charges net loss was $4.6 million, or $0.28 per share.

•

The Company ended the fourth quarter with $40.4 million of outstanding borrowings under its credit facility with borrowing availability of $18.5 million. This compares to $36.0 million of outstanding borrowings under its credit facility with borrowing availability of $16.1 million at January 2, 2010.

•	As of January 1, 2011, total inventory was $79.0 million as compared to $78.0 million at January 2, 2010. Comparable average store inventory declined approximately 5.1%.

For the Fiscal Year 2010:

•	Net revenues totaled $351.9 million as compared to $338.0 million in fiscal 2009. Comparable store sales increased 0.3% and sales from the Company’s direct-to-consumer channel increased 4.1%.

•

Operating loss totaled $4.3 as compared to a loss of $2.1 million for fiscal 2009. Results for 2010 include $2.7 million in store closing, lease termination and asset impairment charges. Fiscal 2009 included $0.9 million in one-time charges.

•

Net loss for fiscal 2010 totaled $5.5 million, or $0.34 per share. This compares to a net loss of $3.5 million or $0.22 per share for fiscal 2009. Excluding store closing, lease termination, asset impairment and other one-time charges, the Company’s net loss was $2.8 million, or $0.17 per share, for fiscal 2010 as compared to $2.7 million, or $0.17 per share, for fiscal 2009.

Martin Hanaka, Chairman and Chief Executive Officer of Golfsmith, commented, “We are pleased to have ended the year on such a strong note. Our sales performance in both our retail and direct businesses continued to gain momentum as a result of execution on our strategic initiatives which included increasing store productivity, opening four new stores and refining our web business. In addition, we continue to achieve significant market share gains during a difficult environment with a differentiated product assortment and superior in-store experience.

We look forward to building upon this success with the new initiatives we outlined for fiscal 2011 which include: aggressively building our successful web business; expanding a proven, powerful new store model, driving optimal 4-wall results by store segment; shifting merchandise assortments to more apparel and footwear; expanding proprietary brands; and delivering operational excellence. We believe that we are ideally positioned to benefit from the consolidation of the golf industry as well as the economic recovery in 2011 and beyond.”

Conference Call Information

The company will host a conference call today at 9:00 a.m. (eastern time) to discuss its fourth quarter and fiscal 2010 financial results. The call will be simulcast over the Internet at https://investors.golfsmith.com. A replay will be available for 30 days after the call at the aforementioned website. Telephone replays can be accessed for one month following the call by dialing 877-870-5176 (U.S.) or 858-384-5517 (international) and entering passcode 1538031.

About Golfsmith

Golfsmith International Holdings, Inc. (NASDAQ: GOLF), has been in business for over 40 years and is a specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its customers the convenience of shopping in more than 70 stores across the United States, through its Internet site and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Language

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the company’s beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. Forward-looking statements are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based in part on currently available information and in part on management’s estimates and projections of future events and conditions. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for the products, the introduction of new product offerings, store opening costs, the ability to lease new sites on a timely basis, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond the company’s ability to control or predict. The company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update publicly any of them in light of new information or future events.

Investor Relations inquiries:

ICR, Inc.

Joseph Teklits/Jean Fontana

203-682-8200

www.icrinc.com

Golfsmith International Holdings, Inc.

Consolidated Statements of Operations

	Three Months Ended		Fiscal Year Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
			(audited)
Net revenues	$72,884,488	$63,849,644	$351,851,394	$338,025,688
Cost of products sold	49,520,381	42,184,747	232,311,169	222,536,657

Gross profit	23,364,107	21,664,897	119,540,225	115,489,031

Selling, general and administrative	27,214,422	27,975,616	120,377,666	117,272,149
Store pre-opening expenses	240,688	82,508	737,898	292,803
Store closing, lease termination and impairment charges	1,133,212	—	2,705,836	44,716

Total operating expenses	28,588,322	28,058,124	123,821,400	117,609,668

Operating loss	(5,224,215)	(6,393,227)	(4,281,175)	(2,120,637)

Interest expense	455,942	244,422	1,262,053	1,304,625
Other income (expense), net	2,925	13,306	67,781	63,497

Loss before income taxes	(5,677,232)	(6,624,343)	(5,475,447)	(3,361,765)

Income tax benefit (expense)	(38,784)	324,706	(17,898)	(182,850)

Net loss	$(5,716,016)	$(6,299,637)	$(5,493,345)	$(3,544,615)

Net loss per common share:
Basic	$(0.35)	$(0.39)	$(0.34)	$(0.22)
Diluted	$(0.35)	$(0.39)	$(0.34)	$(0.22)

Golfsmith International Holdings, Inc.

Consolidated Balance Sheets

	January 1, 2011	January 2, 2010
ASSETS
Current assets:
Cash	$204,340	$696,198
Receivables, net of allowances	2,011,241	1,949,411
Inventories	79,417,087	77,991,098
Prepaid expenses and other current assets	6,891,261	4,737,077

Total current assets	88,523,929	85,373,784

Property and equipment, net	58,925,620	56,475,787
Intangible assets, net	25,524,016	25,945,699
Other long-term assets	2,057,363	1,076,592

Total assets	$175,030,928	$168,871,862

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,694,830	$32,371,826
Accrued expenses and other current liabilities	20,393,614	19,491,865

Total current liabilities	56,088,444	51,863,691

Deferred rent liabilities	15,344,004	13,412,548
Long-term debt	40,390,034	36,000,000

Total liabilities	111,822,482	101,276,239

Total stockholders’ equity	63,208,446	67,595,623

Total liabilities and stockholders’ equity	$175,030,928	$168,871,862